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                              ALLTRISTA CORPORATION
                        RESTRICTED STOCK AWARD AGREEMENT


January 2, 2002

Ian G.H. Ashken
22 Bluewater Hill
Westport CT 06880

Dear Ian:

Effective January 1, 2002, you have been awarded 20,000 shares of Alltrista Corporation common stock under the Alltrista Corporation 1998 Restricted Stock Plan ("Plan"). The grant is subject to the terms and conditions of the Plan, which is attached, and this Restricted Stock Award Agreement.

         1. Restrictions. Notwithstanding Section 5.02(b) of the Plan which is inapplicable to this grant, the restrictions shall lapse upon the earlier of (i) the date that the stock price of the common stock of the Company equals or exceeds twenty-five dollars ($25.00) or (ii) the date there is a change of control (as defined in Section 2.01 of the Plan) of the Company. The number of shares granted and the target share price of $25.00 shall be adjusted for changes in the common stock as outlined in Section 5.05 of the Plan or as otherwise mutually agreed in writing between the parties.

         2. Withholding of Taxes. Your award will be subject to any federal, state, or local taxes of any kind required by law at the time the restrictions referred to in the preceding paragraph lapse. By accepting this award, you agree that you will provide for the applicable tax withholding by one of the following methods: (i) writing a check to the Corporation equal to the required withholding amount or (ii) having the Corporation retain or accept delivery from you of common shares (whether or not such common shares are subject to this award) having a fair market value (pursuant to the Plan) equal to the amount of the withholding obligation.

         3. Rights as Shareholder. You will have certain rights as a Corporation shareholder with respect to shares subject to the award, including the right to vote and the right to receive dividends, if any, subject, however to the terms, conditions, and restrictions described in this Agreement or the Plan. Notwithstanding the preceding sentence, the Corporation will hold the certificate for shares awarded pursuant to the Plan until the restrictions with respect to the shares have lapsed.

Congratulations on your award and thank you for your continuing support and dedication.

Sincerely,

/s/ Martin E. Franklin
-------------------------
Martin E. Franklin
Chairman and Chief Executive Officer

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                                  ACCEPTANCE OF
                        RESTRICTED STOCK AWARD AGREEMENT

I hereby accept the terms and provisions of this Agreement. I acknowledge that I have received a copy of the Alltrista Corporation 1998 Restricted Stock Plan, represent that I am familiar with the terms and provisions thereof, and accept the common stock granted under this Agreement, subject to the terms and provisions of this Agreement and the Plan. I hereby agree to accept as binding, conclusive, and final all decisions or interpretations of the Committee upon any questions arising under the Plan.


January 2, 2002                                        /s/ Ian G. H. Ashken
---------------                                        --------------------
Date                                                   Signature

          TO BE EFFECTIVE, ONE COPY OF YOUR SIGNED AND DATED AGREEMENT
                              MUST BE RETURNED TO:
                                J. DAVID TOLBERT
                              ALLTRISTA CORPORATION
                          345 S. HIGH STREET, SUITE 201
                                MUNCIE, IN 47305